Exhibit 10.5

a conEdison, Inc. company

Claude Trahan

Vice President

Human Resources

February 23, 2004

Mr. Robert N. Hoglund

151 Central Park West

Apartment 2W

New York, NY 10023

Dear Mr. Hoglund:

Con Edison is pleased to present our offer of employment as Senior Vice President of Finance at an annual salary of $400,000 effective April 1, 2004.

At the recommendation of the Chairman, Con Edison’s Board of Trustees (Board) approved your employment at its meeting on February 19, 2004. This offer is contingent upon your passing our pre-employment medical examination and background check.

As a Company officer, you will be eligible to participate in the various Con Edison compensation plans for executives, including the Executive Incentive Plan, which provides for a target bonus award of 50% of annual base salary (maximum of 75%) and the Long Term Incentive Plan, which provides equity based incentive compensation, currently comprised of stock options and performance based restricted stock. In addition, the Board approved an initial restricted stock award of 30,000 Con Edison shares, 15,000 shares vesting after you complete three years of continuous employment and the remaining 15,000 shares vesting after you complete five years of continuous employment. The terms and conditions related to this restricted stock award are contained in a separate agreement that is being provided to you with this letter.

Compensation for this position includes a comprehensive benefits package and credit for an additional ten (10) years of service in the “cash balance” formula under the Company’s Supplemental Retirement Income Plan (SRIP). Five of the additional ten years of service will be credited after you complete ten years of continuous employment and the remaining five years will be credited after you complete fifteen (15) actual years of continuous service. You will have use of a Company vehicle and be eligible for a one-time four-week vacation allowance in 2004 in addition to your normal four-week entitlement.

Welcome to the Con Edison team. I look forward to our working together in the future. Please call me if you have any questions.

Sincerely,

/s/ Claude Trahan

Consolidated Edison Company of New York, Inc.

4 Irving Place New York NY 10003 212 460 3999 212 353 2501 fax trahanc@coned.com